Exhibit 99.1

INFORMATION REGARDING THE DIRECTOR AND EXECUTIVE OFFICERS OF LIGAND PHARMACEUTICALS INCORPORATED AND METABASIS THERAPEUTICS, INC.

The names and the principal occupations of the current directors and executive officers of Ligand Pharmaceuticals Incorporated (“Ligand”) are set forth below. The business address of each of the individuals named below is 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121.

During the last five years, none of the individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws. In addition, other

	Position with Ligand	Principal Occupation	Shares of Viking Therapeutics, Inc. beneficially owned	Description of any contract, arrangement, understanding or relationship with respect to any securities of Viking Therapeutics, Inc.	Citizenship
John Kozarich, Ph.D.	Chairman & CEO	Interim Chief Executive Officer of Curza Global, LLC	0	Not applicable	USA
Jason Aryeh	Director	Managing General Partner of JALAA Equities, LP	0	Not applicable	USA
Sarah Boyce	Director	President and Chief Executive Officer of Avidity Biosciences, Inc.	0	Not applicable	USA
Todd Davis	Director	Founder and Managing Partner of RoyaltyRx Capital	0	Not applicable	USA
Nancy Gray, Ph.D	Director	President and CEO of Gordon Research Conferences	0	Not applicable	USA

John Higgins	Director	Chief Executive Officer and Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA
John LaMattina, Ph.D	Director	Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA
Sunil Patel	Director	Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA
Stephen L. Sabba	Director	Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA
Matthew Foehr	President & COO	President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated	137,036	Director of the Viking	USA
Matthew Korenberg	Executive Vice President, Finance and Chief Financial Officer	Executive Vice President, Finance and Chief Financial Officer at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA
Charles Berkman, JD	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel and Secretary at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA